As filed with the Securities and Exchange Commission on February 8, 2023

Registration No. 333-233470

Registration No. 333-252388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Qumu Corporation

(Exact name of registrant as specified in its charter)

Minnesota	41-1577970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

400 S. 4th Street, Suite 401-412 Minneapolis, MN 55415 (612) 638-9100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas A. Krueger

Chief Financial Officer

Qumu Corporation

400 S. 4th Street, Suite 401-412

Minneapolis, MN 55415

(612) 638-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: April Hamlin, Esq. Ballard Spahr LLP 2000 IDS Center 80 South 8th Street Minneapolis, MN 55402 (612) 371-3211

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the Registration Statements on Form S-3 (File No. 333-233470 and No. 333-252388).

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Qumu Corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”):

●

File No. 333-233470, filed on August 26, 2019 and declared effective on September 5, 2019, registering up to $30,000,000 in the aggregate of securities consisting of the Company’s common stock, preferred stock, warrants, subscription rights and units.

●

File No. 333-252388, filed on January 25, 2021 and declared effective on January 25, 2021, filed pursuant to Rule 462(b) under the Securities Act for the purpose of increasing the aggregate offering price of the Company’s common stock to be offered in the public offering contemplated by the Registration Statement described above (File No. 333-233470) by $4,174,000.

Pursuant to the Agreement and Plan of Merger, dated as of December 17, 2022 (the “Merger Agreement”), by and among the Company, Enghouse Interactive, Inc., a Delaware corporation (“Parent”) and Cosmos Merger Sub, Inc., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Corte Madera, State of California, on February 8, 2023.

QUMU CORPORATION

By:	/s/ Thomas A. Krueger
Thomas A. Krueger, Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to Registration Statement.